Exhibit 99

Press Release

Entrust Announces Financial Results for 4th Quarter and Fiscal 2005

Highest Quarter and Annual Earnings in Company History

DALLAS – January 24, 2006 – Entrust, Inc. [Nasdaq: ENTU], a world leader in securing digital identities and information, today announced financial results for its fiscal quarter and year ended December 31, 2005.

Revenue for the fourth quarter was $24.8 million, an increase of 5% from $23.7 million in Q3, 2005, and a decrease from $27.1 million in Q4, 2004. Revenue for 2005 was $98.1 million, an 8% increase from $91 million in 2004. Product revenue for 2005 reached $34.2 million, which is up 17% from $29.3 million in 2004.

Entrust recorded Q4, 2005, net income in accordance with GAAP of $3.4 million, or $0.05 per share compared to Q3, 2005, net income of $956 thousand or $0.02 per share and Q4, 2004, net income of $2.6 million, or $0.04 per share. Entrust recorded full year 2005 net income of $6.4 million, or $0.10 per share, compared to 2004 net income of $1.1 million, or $0.02 per share. Net Income for Q4, 2005, and for the full year was the highest in company history.

Entrust recorded Q4, 2005, pro forma (non-GAAP) net income of $3.5 million, or $0.06 per share, compared to Q3, 2005, pro forma net income of $1.1 million, or $0.02 per share and Q4, 2004, pro forma net income of $2.8 million, or $0.04 per share. For the full year, Entrust recorded record pro forma (non-GAAP) net income of $7.0 million, or $0.11 per share, compared to $1.3 million or $0.02 per share for 2004, an increase of 450%. The Q4, 2005, and full year 2005 pro forma (non-GAAP) net income figures exclude approximately $202 thousand and $802 thousand respectively of purchased intangibles amortization in cost of goods sold and approximately $19 thousand and $75 thousand respectively of amortization of purchased intangible assets in operating expenses.

“While fourth quarter revenue was below our expectations, we are very pleased with the customer, product, and earnings momentum in our business,” said Bill Conner, Entrust chairman, president and chief executive officer. “We continued to gain traction with IdentityGuard, which increased pilots from 55 to 88. We increased our total transaction count to 84, our highest level in 5 years, and added 35 new customers. We also increased our earnings to 5 cents per share, our highest quarter of profitability in company history.”

2005 Highlights:

•	Product revenue of $34.2 million increased 17% from $29.3 million in 2004.

•	Pro forma Earnings per share of $0.11, up 450% from $0.02 in 2004.

•	Entrust added 80 new customers in 2005, which represented a 150% increase from 2004.

•	New Products: IdentityGuard and Boundary Messaging represented 11% of total product revenue or $3.5 million for 2005, compared to $883 thousand in 2004.

•	Entrust IdentityGuard finished its first year of commercial availability with 29 customers and 88 pilots, reaching sales of $2.0 million. Sales for the year represented 2.4 million IdentityGuard licenses shipped to customers such as SHUFA, the Government of Sweden, Commerce Bank, and a number of leading Government and Financial Institutions worldwide.

•	Entrust Public Key Infrastructure (PKI) products revenue increased 15% over 2004.

•	Entrust gained additional traction within its extended government vertical. Government product revenue was 159% higher than it was for 2004.

•	Entrust signed eight value added resellers under its U.S. distribution network.

•	As part of its share purchase program, Entrust purchased 3.94 million shares in 2005 for $17.9 million at an average share price of $4.54. The company ended 2005 with $82.5 million in cash and marketable securities and no debt.

“2005 was a terrific year for Entrust”, continued Bill Conner. “We brought new products to market that delivered 11% of total product revenue, which underpinned our total product revenue growth of 17%. We also grew our revenue transactions by 26% and our new customer base by 150% in the year. All of this led to our highest earnings in the company’s history at $0.11 per share, or a 450% increase. These results, coupled with the strength of our product portfolio, the overall IT market, and our funnel, give us confidence to execute on our 2006 guidance.”

Q4, 2005 Business and Financial Metrics:

•	Revenues of $24.8 million consisted of 37% product ($9.1 million) and 63% services and maintenance ($15.7 million.). The top five product transactions accounted for 16% of Q4, 2005, revenues. There was one product transaction over $1 million in the quarter.

•	Product revenue for the quarter was 57% Extended Government and 43% Extended Enterprise.

•	The average purchase size in the fourth quarter was $91 thousand. Total transactions in Q4, 2005 reached 84, which is up from 67 in Q3, 2005, and 75 in Q4, 2004. Thirty five of the transactions in Q4, 2005, were from new customers, up from 15 in Q3, 2005. Over 11% of total transactions in Q4, 2005, were from Entrust’s target product areas of Entrust IdentityGuard and Boundary Messaging.

•	Entrust services revenue was $15.7 million. Entrust’s support and maintenance delivered its highest fourth quarter revenue in the company’s history.

Solutions Revenue Breakout

•	Entrust Secure Identity Management Solutions accounted for 66% ($6.0 million) of product revenue for Q4, 2005, representing a 2% decrease ($144 thousand) from Q3, 2005, and a 22% decrease ($1.65 million) from Q4, 2004. Entrust IdentityGuard represented 7% ($0.6 million) of product revenue for Q4, 2005. Entrust Certificate Services continued its 13th consecutive increase in quarter over quarter revenue.

•	Entrust Secure Messaging Solutions accounted for 24% ($2.2 million) of product revenue, a 97% increase ($1.1 million) from Q3, 2005, and a 9% decrease ($217 thousand) from Q4, 2004.

•	Entrust Secure Data Solutions accounted for 10% ($0.9 million) of product revenue, an increase of 112% ($469 thousand) from Q3, 2005, and an increase 4% ($26 thousand) from Q3, 2004.

In order to better reflect the dynamics of its business, Entrust will be transitioning from solutions revenue to product categories for 2006. The new categories will be: Emerging Growth Products including Entrust IdentityGuard and Boundary messaging, Public Key Infrastructure (PKI) including all certificate based products and Single Sign-On Products. A table is available at www.entrust.com/investor bridging the old and new reporting methods.

New Product Category Financial Metrics:

•	Entrust Emerging Growth Products accounted for 11% ($1.0 million) of product revenue for Q4, 2005. For the full year 2005, Emerging Growth Product revenue increased to 10% of total product revenue an increase of 275% over 2004.

•	Entrust PKI Products accounted for 84% ($7.6 million) of product revenue for Q4, 2005. For the full year 2005, PKI product revenue increased to 79% of total product revenue and increased 15% over 2004.

•	Entrust Single Sign-On Products accounted for 5% ($0.5 million) of product revenue for Q4, 2005. For the full year 2005, Single Sign-On product revenue decreased to 11% of total product revenue and decreased 20% over 2004.

Financial Outlook:

For the first half of 2006, Net income in accordance with GAAP is targeted at $0.02 to $0.04 per share. For the full year 2006, Entrust is targeting net income in accordance with GAAP at $0.09 to $0.15 per share. Entrust is targeting pro forma (non-GAAP) net income of $0.05 to $0.07 per share and $0.15 to $0.20 per share for the first half and full year of 2006 respectively. A table reconciling the non-GAAP to GAAP numbers reported above is attached to this release.

Entrust’s financial guidance for the half and full year 2006 assumes no material change in the global IT spending environment and a stable exchange rate between the US and Canadian dollars. This guidance is current as of today only, and Entrust undertakes no obligation to update its guidance.

Technology and Industry Highlights:

•	Entrust unveiled IdentityGuard 8.0, a market first in the delivery of a flexible, strong, risk-based mutual authentication platform. The new capabilities allow organizations to reduce the risk of online identity attacks while fitting seamlessly into the user experience at a fraction of the cost of conventional hardware tokens.

•	Entrust announced solutions for Homeland Security Presidential Directive 12 (HSPD-12). Entrust’s broad and flexible set of solutions, combined with its highly experienced Public-Key Infrastructure (PKI) deployment and integration team, addresses HSPD-12 requirements.

•	Entrust announced that IdentityGuard was selected by nine of Sweden’s largest public agencies to provide strong authentication to over 500,000 users. Implemented by Entrust’s partner in the Nordic market, Pointsec Mobile Technologies AB (Pointsec), Entrust IdentityGuard is expected to play an important role in the new government electronic ID platform that will be used to offer a range of new online services and secure communications to both citizens and businesses.

•	Entrust announced that Commercebank, one of the largest privately held banks in South Florida, will deploy Entrust IdentityGuard to over 40,000 customers across Florida.

•	Entrust announced that SCHUFA, a German credit rating agency, will provide access to personal credit information via their new user portal which will use Entrust IdentityGuard to provide strong authentication.

•	Entrust announced the completion of the integration of Entrust IdentityGuard with products from market-leading remote access vendors,* including Check Point Software Technologies Ltd., Citrix Systems Inc., F5, Juniper Networks, Inc., Microsoft, and Nortel.

•	Entrust announced that Authentify Inc., a leader in providing telephone-based identity management solutions, has joined the Entrust Trusted Partner Program and integrated with Entrust IdentityGuard 8.0, providing customers with a turn-key out-of-band authentication solution to help protect consumers from online identity fraud.

Entrust will host a live teleconference and Webcast on Tuesday, January 24, 2006, at 5 p.m. (Eastern), featuring Chairman, President and CEO Bill Conner and Chief Financial Officer David Wagner discussing Entrust’s fourth quarter and year-end 2005 results. The conference call audio will be available live via dial-in at 1-800-814-4857 and via the Internet at http://phx.corporate-ir.net/playerlink.zhtml?c=73119&s=wm&e=1190914. Please log on approximately 15 minutes before the Webcast begins in order to register and to download and install any necessary audio software. An archive of the Webcast will be available for 90 days at the above Internet address.

For those unable to attend the live conference call, an audio replay will be available beginning at 7:00 p.m. (Eastern), Tuesday, January 24, 2006 through Tuesday, January 31, 2006 at 11:59 p.m. (Eastern). The North American replay number is 1-877-289-8525 and the International replay number is 416-640-1917. Both numbers have a pass code of 21170394#.

Use of Non-GAAP Financial Measures

Entrust uses the non-GAAP metrics of pro forma (non-GAAP) net income. This non-GAAP metric is provided to enhance the user’s overall understanding of our financial performance by providing investors additional information about our recurring operations. The non-GAAP results exclude: purchased intangibles amortization in cost of goods sold and amortization of intangible assets in operating expenses, stock option expense, and restructuring charges. The non-GAAP measures are included to provide investors and management with an alternative method for assessing Entrust’s operating results. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.

This press release contains forward-looking statements relating to Entrust’s projected GAAP net income and pro forma(non-GAAP) net income for the first half of 2006 and full year 2006. Such statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are unforeseen operating expenses, issues associated with revenue recognition, issues raised in connection with the review of quarterly financial results, and the risk factors detailed from time to time in Entrust’s periodic reports and registration statements filed with the Securities and Exchange Commission, including without limitation Entrust’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2005. While Entrust may elect to update forward-looking statements in the future, Entrust specifically disclaims any obligation to do so, even if its estimates change.

About Entrust

Entrust, Inc. [NASDAQ: ENTU] is a world-leader in securing digital identities and information. Over 1,400 enterprises and government agencies in more than 50 countries use Entrust solutions to help secure the digital lives of their citizens, customers, employees and partners. Our proven software and services can help customers achieve regulatory and corporate compliance, while helping to turn security challenges such as identity theft and e-mail security into business opportunities. For more information on how Entrust can help secure your digital life, please visit: www.entrust.com

Entrust is a registered trademark of Entrust, Inc. in the United States and other countries. In Canada, Entrust is a registered trademark of Entrust Limited. All Entrust product names are trademarks of Entrust. All other company and product names are trademarks or registered trademarks of their respective owners.

Investor Contact:	Media Contact:

David Rockvam	Michael Slatin
Investor Relations	Media Relations
972-713-5824	314-982-8661
david.rockvam@entrust.com	slatinm@fleishman.com

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ENTRUST, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

(in thousands, except per share data)

	Three Months Ended, December 31		Year Ended, December 31
	2005	2004	2005	2004
	(unaudited)	(unaudited)	(unaudited)
Revenues:
Product	9,081	10,911	$34,216	$29,295
Services and maintenance	15,680	16,180	63,912	61,662

Total revenues	24,761	27,091	98,128	90,957

Cost of revenues:
Product	1,753	1,184	5,153	4,149
Services and maintenance	6,990	7,632	30,495	29,105
Amortization of purchased product rights	202	197	802	384

Total cost of revenues	8,945	9,013	36,450	33,638

Total gross profit	15,816	18,078	61,678	57,319

Operating expenses:
Sales and marketing	7,054	7,730	28,534	26,322
Research and development	3,822	4,406	16,439	17,266
General and administrative	2,548	2,776	11,534	12,569

Total operating expenses	13,424	14,912	56,507	56,157

Income from operations	2,392	3,166	5,171	1,162

Other income (expense):
Interest income	652	377	2,357	1,281
Gain on sale of asset	—	—	200	—
Foreign exchange gain (loss)	(38)	(5)	(62)	433
Loss from equity investments	(99)	(438)	(760)	(1,111)

Total other income (expense)	515	(66)	1,735	603

Income before income taxes	2,907	3,100	6,906	1,765

Provision for income taxes	(449)	481	532	687

Net income	$3,356	$2,619	$6,374	$1,078

Weighted average common shares used
Basic	59,949	62,492	60,834	62,976
Diluted	61,750	62,963	62,517	64,127

Net income per share
Basic	$0.06	$0.04	$0.10	$0.02
Diluted	$0.05	$0.04	$0.10	$0.02

Reconciliation of net income per GAAP to Pro forma (Non-GAAP) net income:
Net income per GAAP	3,356	2,619	6,374	1,078
Adjustment to Pro forma (Non-GAAP) net income:
Amortization of non-contractual customer relationships	19	—	75	—
Amortization of purchased product rights	202	197	802	384
Tax effect on Pro forma (Non-GAAP) adjustments	(66)	(59)	(263)	(115)

Pro forma (Non-GAAP) net income:	$3,511	$2,757	$6,988	$1,347

Pro forma (Non-GAAP) net income per share:
Basic	$0.06	$0.04	$0.11	$0.02
Diluted	$0.06	$0.04	$0.11	$0.02

ENTRUST, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	Dec. 31, 2005	Dec. 31, 2004
	(unaudited)
ASSETS
Cash and marketable investments	$82,453	$99,319
Accounts receivable, net of allowance for doubtful accounts	20,341	16,203
Other current assets	4,782	3,832
Property and equipment, net	2,677	5,168
Purchased product rights and purchased non-contractual customer relationships, net	2,086	2,887
Goodwill, net	12,713	12,713
Long-term equity investments	3,630	4,028
Other long-term assets, net	1,767	1,733

Total assets	$130,449	$145,883

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable and accruals	$13,634	$15,394
Accrued restructuring charges	25,949	30,090
Deferred revenue	20,895	22,975
Long-term liabilities	859	1,426

Total liabilities	61,337	69,885

Shareholders’ equity	69,112	75,998

Total liabilities and shareholders’ equity	$130,449	$145,883

Forward Looking Guidance

for the Six Months Ended June 30, 2006

	Earnings Per Share Range
U.S. GAAP measure	$0.02	$0.04
Adjustments to exclude the effects of amortization of intangible assets	$0.01	$0.01
Adjustments to exclude the effects of expenses related to stock-based compensation	$0.02	$0.02

Non GAAP figures	$0.05	$0.07

Forward Looking Guidance

for Fiscal Year Ended December 31, 2006

	Earnings Per Share Range
U.S. GAAP measure	$0.09	$0.15
Adjustments to exclude the effects of amortization of intangible assets	$0.01	$0.01
Adjustments to exclude the effects of expenses related to stock-based compensation	$0.05	$0.04

Non GAAP figures	$0.15	$0.20